EXHIBIT 99.1

Terra Tech Announces Grand Opening Date of Third Nevada-based Medical Cannabis Dispensary

Grand Opening of Las Vegas Flagship Blüm Dispensary at Desert Inn to be held on October 22, 2016

NEWPORT BEACH, Ca. – October 11, 2016 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech”) or (the “Company”), a vertically integrated cannabis-focused agriculture company, today announced the Grand Opening of its latest Blüm retail dispensary, to be located on Desert Inn Las Vegas, Nevada, will be held on October 22, 2016. This is Terra Tech’s third retail location in Nevada and follows the opening of the Western Las Vegas Dispensary in April, 2016 and the South Decatur Boulevard Las Vegas Dispensary in August, 2016. The Company also operates a Blüm dispensary in Oakland, California.

The 5,220 square foot facility is located at 1130 East Desert Inn Road, Las Vegas, east of the Las Vegas Strip next to the Convention Center. The Decatur Boulevard Blüm Dispensary will offer the Company’s proprietary IVXX™ brand of premium medical cannabis, flowers, shatters, waxes and oils, among other high-quality cannabis products from a range of reputable providers of superior grade medical cannabis.

Derek Peterson, CEO of Terra Tech, stated, “With the opening of our third Blum dispensary in Nevada we are able to position Terra Tech as an industry leader in the medical cannabis market at a time when the legal cannabis industry is gaining momentum. Desert Inn is a strategic location for Terra Tech because Las Vegas attracted a record-breaking 42 million tourists in 2015. As Nevada is one of the few states to accept both local and out-of-state medical cannabis authorizations as part of a multi-state reciprocity agreement, this enormous tourism market is accessible to medical cannabis providers. There is a significant market opportunity for well-managed legal operators to establish themselves as leaders in this fast growing sector. Given the early success of our Western Las Vegas and South Decatur Boulevard dispensaries which opened this year, we are confident the Desert Inn dispensary will play a meaningful role in our expansion into a nationwide medicinal cannabis provider.”

“We are excited to see Nevada advance toward the legalization of recreational cannabis, which we believe would help fund public health programs, promote job growth and reduce violent crimes, in Nevada. We are proud to be at the forefront of this explosive industry and invite investors, media and customers to attend the Grand Opening on October 22nd and view our selection of premium medical cannabis products at 1130 East Desert Inn Road. As a point of interest, this building was featured in the movie Casino as the bank utilized by Sam ‘Ace’ Rothstein and Ginger McKenna, the characters played by Robert De Niro and Sharon Stone. The Company also plans to open another dispensary in Reno, Nevada later this fall,” concluded Mr. Peterson.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blum, IVXX Inc., Edible Gardens, MediFarm LLC and GrowOp Technology. Blum’s retail medical cannabis facilities focus on providing the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions. Blum offers a broad selection of medical cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces medical cannabis-extracted products for regulated medical cannabis dispensaries throughout California. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley's, Meijer, Krogers, and others throughout New Jersey, New York, Delaware, Maryland, Connecticut, Pennsylvania and the Midwest. Terra Tech’s MediFarm LLC subsidiaries are focused on medical cannabis cultivation and permitting businesses throughout Nevada. The Company’s wholly-owned subsidiary GrowOp Technology, specializes in controlled environment agricultural technologies.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/
For more information about IVXX visit: http://ivxx.com/
For more information about Blüm Nevada visit: http://letsblum.com
For more information about Blüm Oakland visit: http://blumoak.com/
Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline
Follow us on Twitter @terratechcorp
Follow us on Instagram @socal_IVXX
For more information about Edible Garden visit: http://www.ediblegarden.com/
Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts
Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. These statements are based on current expectations, estimates, and projections about the Company's business, based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to: (i) our ability to integrate Black Oak Gallery, a California corporation ("Black Oak"), as well as vitamin and dietary supplement lines, into the Company's operations, (ii) product demand, market, and customer acceptance of the Company's products, (iii) the Company's ability to obtain financing to expand our operations, (iv) the Company's ability to attract qualified sales representatives, (v) competition, pricing and development difficulties, (vi) the Company's ability to conduct the business of IVXX, Inc., the contemplated businesses of MediFarm, LLC, MediFarm I, LLC, and MediFarm II, LLC, if there are changes in laws, regulations, or government policies related to cannabis, (vii) the Company's ability to conduct operations if disease, insects, or mites affect Edible Garden Corp.'s produce, herbs, and floral products, and (viii) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

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